EXHIBIT 5.01

March 2, 2001




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Galey & Lord, Inc.
         Registration Statement on Form S-8
         ----------------------------------

Gentlemen:

We have acted as counsel for Galey & Lord, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-8 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 800,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), for issuance under the Company's 1999 Stock Option Plan, as amended (the "Plan").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that each authorized but unissued Share, issued by the Company in accordance with the terms of the Plan upon exercise of options properly granted or to be granted under the Plan, is duly authorized and, when (a) the applicable provisions of such "blue sky" and securities laws as may be applicable have been complied with and (b) each such Share has been delivered in accordance with the terms of the Plan, assuming no change in the applicable law or pertinent facts, each such Share will be legally issued, fully paid and non assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Howard S. Jacobs, a member of this firm, is a director of the Company.

Very truly yours,

ROSENMAN & COLIN LLP



By:      /s/ Wayne A. Wald
    --------------------------------
         A Partner